Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated October 5, 2016

Registration Statement No. 333-213546

Coupa Software Incorporated

7,400,000 Common Shares

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated October 4, 2016 relating to this offering (the “Preliminary Prospectus”), included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-213546) relating to these securities. The most recent amendment to such Registration Statement can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1385867/000119312516730646/d144637ds1a.htm .

The following information is intended to update and supplement the Preliminary Prospectus.

Issuer:	Coupa Software Incorporated

Nasdaq symbol:	COUP

Size (Pre-Overallotment):	$133,200,000

Total Firm Shares Offered by Issuer:	7,400,000 common shares (100% primary)

Overallotment Shares Offered:	1,110,000 common shares (100% primary)

Price to Public:	$18.00

Trade Date:	October 6, 2016

Closing Date:	October 12, 2016

CUSIP No:	22266L 106

Underwriters:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Barclays Capital Inc. RBC Capital Markets, LLC JMP Securities LLC Raymond James & Associates, Inc.

Entities affiliated with certain existing holders of our stock, including Battery Ventures, Crosslink Ventures, ICONIQ and PremjiInvest, have agreed to purchase an aggregate of approximately $12.0 million of shares in this offering at the initial public offering price. The underwriters will receive the same underwriting discount on any shares purchased by these entities and individuals as they will on any other shares sold to the public in this offering.

The issuer has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which was declared effective by the SEC on October 5, 2016. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may request a copy of the preliminary prospectus from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204; from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-888-603-5847, or by email at Barclaysprospectus@broadridge.com; or from RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, or by email to equityprospectus@rbccm.com, or by telephone at (877) 822-4089.